VISION SYSTEMS ESTABLISHES NEW DIVISION DEDICATED TO

SPD-SMART WINDOW TECHNOLOGY BY RESEARCH FRONTIERS

Woodbury, New York and Brignais, France – September 22, 2016. Research Frontiers licensee Vision Systems has just announced that to meet growing demand, it has established a special new division dedicated to the design, production and marketing of SPD-Smart windows and other products using Research Frontiers patented light-control technology. SPD-Smart Electronically Dimmable Windows (EDWs) are a core product of Vision Systems which are enjoying a rapidly growing revenue base in aerospace, rail, marine and automotive applications.

In a Vision Systems press release this week, Carl Putman, CEO of Vision Systems, stated: “The dimmable solutions are the company’s flagship products. Originally designed for the demanding aviation industry, they are now spreading swiftly to the land transport and marine markets. This new business unit will help us remain at the forefront of the competition with in-house expertise and a network of partners with specific skills that are complementary to our own.”

Up until now, Vision Systems was divided into two business units, one dedicated to aeronautics and the other one to the land transport and marine industries. This newly created third business unit will focus on serving the yacht, rail, motorhome, truck, specialty vehicle and coach/bus markets. The implementation of a competence center committed to the development of complete dimmable solutions including the cinematics and electronics, such as panoramic roofs, sliding systems, bay windows and very large openings, will allow the company to better respond to the specific needs of its customers for the integration of these solutions in complex environments. For more information on the new Smart Lite business unit, please read the September 20 Vision Systems press release.

The launch of Vision Systems’ Smart Lite division was attended earlier this month by Research Frontiers CEO Joseph Harary. At the ceremony, Mr. Harary noted, “I was honored to have been invited to this major development for the SPD-SmartGlass industry. With approximately 40 people working in this division, and an equal number of support staff, Vision Systems’ new Smart Lite division marks the largest team ever assembled in the world that is specifically dedicated to the SPD-SmartGlass business. When one considers the launch customers that Vision Systems now has in each of its major market segments, their success with our technology has clearly made them a world leader in innovative shading products.”

Research Frontiers CEO Joseph Harary, Vision Systems CEO Carl Putman,

and Vision Systems Director of Marketing and Business Development Catherine Robin.

Vision Systems’ SPD-Smart electronically dimmable windows (EDWs) provide unprecedented passenger benefits on all types of aircraft in the air and marine craft on the water, and occupant benefits on a wide variety of vehicles on the ground. By enabling users to precisely control the amount of daylight and glare coming through windows, people can instantly tune the tint of the EDWs to a comfortable level while continuing to enjoy views, rather than blocking their view with a shade. The system delivers many other practical benefits including a cooler interior due to remarkable thermal insulation properties, and a quieter interior due to acoustic insulation properties.

This week, Vision Systems has also launched a new website, which features a new corporate video on their dimmable solutions using SPD technology. It also has information on exciting SPD EDW developments to be showcased in multiple locations at this week’s Innotrans transport vehicle show in Berlin, including the showcase of the new Aeroliner 3000 bullet train project.

About Vision Systems

Headquartered near Lyon, France, with a production and sales unit in Florida, USA, and a trade office in Singapore, Vision Systems is a tier-one system supplier in the aeronautic, land transport and marine industries, designing and producing bespoke solutions for specific market segments in complex environments. The company’s genuine expertise in solar protection places it today as the world leader in this area and the development of customized entertainment & connectivity solutions allows it to rank as a competitive challenger in embedded systems.

Vision Systems combines complementary skills in electronics, mechanics and composite to provide ever more innovative solutions for cost reduction, heightened safety and improved comfort.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

For further information about SPD-Smart light-control technology, please contact:

Joseph M. Harary

President & CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademarks of Research Frontiers Inc.